EXHIBIT 99.1

For Immediate Release

PARLUX REPORTS RESULTS FOR THE QUARTER
ENDED JUNE 30, 2011

FORT LAUDERDALE, FLORIDA, August 4, 2011, Parlux Fragrances, Inc. (NASDAQ:PARL) announced its unaudited results for the first quarter ended June 30, 2011.  Net sales for the quarter were $22.9 million, compared to $24.1 million for the prior year quarter, a decrease of 5%.  Net loss was $2.9 million or ($0.14) per share, compared to a net profit of $232 thousand, or $0.01 per share, for the same prior year period.

Mr. Frederick E. Purches, Chairman and CEO remarked, “The results were in line with those previously announced, and were fundamentally due to advertising and promotional investment spending of $9.1 million compared to $5.3 million in the prior year comparable quarter.  The entire increase in spending was strategically directed to expand the launch of Rihanna.  Sales of Rihanna were approximately $5 million in the quarter, following approximately $9 million in the final quarter of the prior fiscal year, and we are cautiously optimistic that the brand and the total Company will achieve sales targets in the current fiscal year.”

Mr. Purches concluded, “Our Balance Sheet at June 30, 2011 shows a cash position of $21.7 million, and no bank debt.  Due to the loss in the quarter, our stockholders’ equity is now $99.0 million.  We continue to believe that the market value of our stock is far below its intrinsic value, and we expect our new strategy and performance will merit renewed shareholder confidence.”

Conference Call
The Company will hold a conference call on Friday, August 5, 2011, at 10:00 a.m. (EDT) to discuss the Company’s 1st quarter results and to provide additional outlook on the next quarter.  To participate, please call Toll Free: 800-895-0231 or International: 785-424-1054. Conference ID: 7PARLUX.  A replay of the conference call will be available following the conference call, until 11:59 p.m. (EDT) August 12, 2011. To access the replay, please go to our website www.parlux.com.

ABOUT PARLUX FRAGRANCES, INC.
Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige fragrances and beauty related products. It holds licenses and sublicenses to manufacture and distribute the designer fragrance brands of Paris Hilton, Jessica Simpson, Nicole Miller, Josie Natori, Queen Latifah, Marc Ecko, Rihanna, Kanye West, Vince Camuto and Fred Hayman Beverly Hills.

Certain Information Regarding Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, our plans, strategies and prospects, both business and financial. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties are discussed in the Company's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to update forward-looking statements that may be made herein or otherwise to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FOR:	Parlux Fragrances, Inc. (954) 316-9008
CONTACT:	Frederick E. Purches, Ext. 8116
Raymond J. Balsys, Ext. 8106
Web site:	http://www.parlux.com